Exhibit 10.9
February 5, 2004
Mr. James Dai
Dear James:
     DemandTec, Inc. (the “Company”) is pleased to offer you employment on the following terms:
     1. Position. The Company will employ you in a full-time position. Your initial title will be Vice President, Engineering and you will report to the Chief Executive Officer of the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
     2. Cash Compensation. The Company will pay you a starting salary at the rate of $200,000 per year, payable in accordance with the Company’s standard payroll schedule. In addition to your base salary, you will be eligible to earn $50,000 in annual targeted variable compensation at 100% achievement of goals outlined in the Executive Management Team (XMT) Compensation Plan as approved by the Company’s Board of Directors. The foregoing notwithstanding, the Company guarantees that your variable compensation for your first full year of employment will be at least $50,000. To this end, during each of your first twelve months of employment, the Company will pay to you an additional $4,166 per month, less all withholdings, which payments will represent non-refundable advances against the first year’s variable compensation. In addition, on the six-month anniversary of your hire date, the Company will pay you a $20,000 signing bonus.
     3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. These benefits are described in the employee benefit summary that will be presented to you upon your first day of employment. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
     4. Stock Options. So that you may participate in the Company’s success, you will be granted a First Option to purchase 430,000 shares of the Company’s Common Stock (the “First Option”), subject to the approval of the Company’s Board of Directors. The exercise price of such shares will be equal to the fair market value per share on the date the First Option is granted, as determined by the Company’s Board of Directors. The First Option will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The First Option will be immediately exercisable, but the unvested purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 1/8th of the option shares after six months of continuous service, and the balance will vest in equal monthly installments of 1/48th over the next 42 months of continuous service, as described in the applicable Stock Option Agreement.
     In addition, in the event that in the six months from your date of hire, the Company closes a financing event (“Financing Event” as defined below), subject to the approval of the Board and provided you are employed by the Company at the time of grant, you will be granted a Second Option covering that number of shares of Common Stock that when added to the First Option will equal one percent (1%) of the fully-diluted capital stock of the Company as of the close of the Financing Event. The exercise price per share will be equal to the fair market value per share on the date the Second Option is granted. The Second Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable Stock Option Agreement. The Second Option will be immediately exercisable, but the unvested purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 1/8 thof the option shares after six months of continuous service, and the balance will vest in equal monthly installments of 1/48th over the next 42 months of continuous service, as described in the applicable Stock Option Agreement.
     A Financing Event means the sale by the Company of its preferred stock to investors resulting in more than 15% dilution to the Common Shareholders of the Company.
     If the Company is subject to a Change of Control (as defined in the Plan) and you are subject to a Constructive Termination within 12 months of that Change in Control, then you will be vested in an additional 50% of your unvested option shares as of the date of your termination of employment.
     “Constructive Termination” means either (a) that your service is terminated by the Company without Cause, or (b) that you resign because (i) you have been assigned to duties which reflect a material adverse change in your authority or responsibility with the Company or any successor, (ii) the annual rate of your base salary was reduced by the Company, or (iii) the Company has relocated your principal place of work by a distance of 35 miles or more. “Cause” means (a) any breach of the Proprietary Information and Inventions Agreement between you and the Company; (b) conviction of, or a plea of “guilty” or “no contest” to a felony under the laws of the United States or any State or any crime involving moral turpitude; (c) your participation in any fraud against the Company; or (d) your intentional damage to any material property of the Company or other gross misconduct. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging any person in its service.
     5. Severance Pay. If, during the first four years of your employment, the Company terminates your employment for any reason other than Cause or permanent disability, then the Company will continue to pay your base salary for a period of 3 months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay your monthly premium under COBRA until the earliest of (a) the close of the 3 month period following the termination of your employment, (b) the expiration of your health insurance coverage under COBRA or (c) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment. However, this Paragraph 5 will not apply unless you (a) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have agreed not to prosecute any legal action or other proceeding based on those claims.
     6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
     7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.
     8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. While you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
     9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
     10. Entire Agreement. This letter agreement supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter agreement.
     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Employee Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on February 6, 2004. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before March 15, 2004.
     If you have any questions, please call me at 650-226-4700.

Very truly yours, DemandTec, Inc.
/s/ Mark Culhane
Mark Culhane
Chief Financial Officer

I have read and accept this employment offer
/s/ James Dai
Signature of James Dai
Dated: 2/6/04